UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 7, 2008

ACTIGA CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52323
(Commission File Number)

39-2059213
(IRS Employer Identification No.)

871 Marlborough Avenue, Suite 100, Riverside CA 92507
(Address of principal executive offices and Zip Code)

951-786-9474
Registrant’s telephone number, including area code

Puppy Zone Enterprises, Inc.
200-8275 S. Eastern Ave, Las Vegas, NV 89123-259
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On January 7, 2008 Actiga Corporation (“we”, “us”, “our” or “Actiga”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) among QMotions, Inc., a private California C Corporation (“QMotions”), the stockholders of QMotions (the “QMotions Stockholders”) and QMotions Acquisition Corp., a wholly owned subsidiary of Actiga (“QMAC”) formed for the purpose of completing the merger of QMotions and QMAC. Under the terms of the Merger Agreement we agreed to acquire, through our wholly owned subsidiary QMAC, all of the outstanding shares of QMotions thereby merging QMotions into QMAC and resulting in “QMotions, Inc,” being a direct, wholly-owned subsidiary of Actiga. Upon the reverse subsidiary merger of QMAC with and into QMotions, we will issue to the shareholders of QMotions an aggregate of 25,230,000 shares of the common stock of Actiga.

The Merger Agreement is subject to, among other things, the following terms and conditions:

(a)	Actiga and QMotions entering an Assignment of Debt Agreement for the assignment to Actiga of the obligation to repay a convertible loan to QMotions in the amount of $500,000.

(b)	QMotions causing its debt of $1,748,376.30 to be converted into 56.794 QMotions shares prior to closing.

(c)

Concurrent with closing, Actiga completing a private placement for gross proceeds of $2.5 million at a price of $1.25 per unit with each unit consisting of one common share and one share purchase warrant exerciseable at a price of $1.50 per share for a period of two years from the closing date.

(d)	The satisfactory completion of due diligence investigations by both parties.

(e)	Delivery of all financials of QMotions required pursuant to applicable securities laws.

(f)	Approval of an incentive stock option plan for the issuance of up to 6,000,000 shares of Actiga common stock.

(g)	The grant of options to acquire up to an aggregate of 3,770,000 shares of Actiga common stock to each of the principal employees of QMotions, Dale Hutchins, David Addington and Xuejun Tan.

(h)	Actiga entering into an assignment agreement pursuant to which it assumed all contractual obligations of QMotions with respect to the employment agreements of Dale Hutchins and Amro Albanna.

(i)	Actiga appointing Amro Albanna as chief executive officer and Dale Hutchins as president of Actiga at closing.

(j)	Actiga appointing Amro Albanna, Dale Hutchins and Randolph Geissler to the board of Actiga subject to the filing of a Schedule 14-F effecting the change in control of the board.

Pursuant to the terms of the Merger Agreement, each of Steve Bajic, the sole director and officer of Actiga, the Optionholders, and the Shareholders of QMotions which are to receive securities of Actiga in connection with the merger agreed to use their best efforts for a one year period following closing of the transaction (the “Lock-Up Period”), not to directly or indirectly offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Actiga shares acquired or acquirable by them pursuant to the Merger Agreement. Actiga and QMotions further agreed during the Lock-Up Period that Actiga will register the Actiga shares acquired or acquirable by the QMotions securityholders and Steve Bajic under the Merger Agreement. Under the agreement, Amro Albanna may sell up to 25% of his shares in a private transaction during the Lock-up Period.

Prior to entering into the Merger Agreement, on January 7, 2008 we terminated the Share Exchange Agreement between the parties previously entered into on December 24, 2007. The Merger Agreement supercedes and replaces all prior agreements between the parties. We did not incur any early termination penalties in connection with the termination.

The summary of the foregoing is qualified in its entirety by reference to the Agreement and Plan of Merger which is included as an exhibit to this Current Report on Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement.

The disclosure under Item 1.01 of this current report on Form 8-K is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description of Exhibit

10.1	Agreement and Plan of Merger dated January 7, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIGA CORPORATION

By: /s/ Steve Bajic

Steve Bajic
Director
Date: January 11, 2008